AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473


February 24, 2003                                            TSX Venture:  ANR.U


        AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES DRILLING OPERATIONS

American Natural Energy Corporation ("ANEC") announced it has commenced drilling operations on the first of four wells within the area of its ExxonMobil Joint Development Agreement on the Bayou Couba salt dome located in St. Charles Parish, Louisiana. The first well is currently drilling below 5,000 feet and is being drilled to a total depth of approximately 7,400 feet. An additional three wells are immediately ready to drill with three additional locations being permitted for drilling at this time. The drilling depths of these additional wells will range from 7,500 to 9,000 feet. ANEC is designated operator for these wells.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.


         This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of the ANEC's development and exploration activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.